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                                  Exhibit 11.1

                      DIALOGIC CORPORATION AND SUBSIDIARIES

                       CALCULATION OF NET INCOME PER SHARE
                    (In thousands, except per share amounts)



                                                               Three Months Ended           Six Months Ended
                                                                 June 30,1997                June 30, 1997

Net income applicable to shares used in
    calculation of net income per share                              $4,779                       $8,006
                                                                     ======                       ======

Shares used in calculation of net income per share:
Weighted average shares outstanding                                  15,889                       15,839
Dilutive effect of stock options after
    application of treasury stock method                                486                          598
                                                                   --------                   ----------

Number of shares used in calculation
    of net income per share                                          16,375                       16.437
                                                                     ======                       ======


Net income per share                                               $    .29                     $    .49
                                                                   ========                     ========

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